UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUNDSTECH CORP.
(Exact name of registrant as specified in its charter)

Delaware	6099	51-0571588
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

4425 Park Arroyo, Calabasas, California (818) 222-7521
(Address and telephone number of registrant's principal executive offices)

The Delaware Corporation Agency, Inc.
222 Delaware Avenue, 9th Floor, P.O. Box 25130, Wilmington, Delaware, 19801
(302) 655-5000
 (Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
Attn: Cam McTavish, Esq.
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the properties is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(3)
Common Stock to be offered for resale by selling stockholders	1,092,802	$1.25	$1,366,002.50	$147
Common Stock underlying warrants to be offered for resale by a selling stockholder	75,000	$1.25	$93,750	$10
Total Registration Fee				$157

(1)

An indeterminate number of additional shares of common stock shall be issue-able pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)

Based upon the exercise price of the warrants issued on October 24, 2006. The selling stockholders may sell their shares of our common stock at a price of $1.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

(3)	Fee calculated in accordance with Rule 457(g) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the exercise price of the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion ____, 2006

FUNDSTECH CORP.
A DELAWARE CORPORATION

1,167,802 SHARES OF COMMON STOCK OF FUNDSTECH CORP.
_________________________________

This prospectus relates to the resale by certain selling stockholders of Fundstech Corp., a Delaware corporation, of up to 1,167,802 shares of our common stock in connection with the resale of:

- up to 1,092,802 shares of our common stock which were issued in private placements; and,

- up to 75,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants.

The shares were or will be acquired by the selling stockholders directly from our company in private offerings that are exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders may sell their shares of our common stock at a fixed price of $1.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, we cannot provide any assurance that our common stock will ever be traded on the OTC Bulletin Board or on any stock exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, if the warrants are exercised, we may receive up to $93,750 in proceeds. We will pay for the expenses of this offering.

          OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 6 BEFORE INVESTING IN OUR COMMON STOCK.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement is filed with the Securities and Exchange Commission and is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____, 2006.

          The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

          As used in this prospectus, the terms "we", "us", "our" and "our company" mean FundsTech Corp. All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

          We were incorporated in the State of Delaware on January 24, 2006 and commenced the business of selling debit cards and debit card related processing software in addition to providing consulting services related to the sale of such products. We market our debit cards for sale to individuals, distributors and to employers who, in turn, distribute them to their employees who receive their payroll via a direct deposit. Employees are able to use our debit cards to access cash through automatic teller machines, or ATMs, or able to purchase products and services at any location where personal identification numbers (PIN) based debit cards are accepted. In addition, we provide software and services for the processing of debit card transactions to financial institutions and independent sales organizations (ISOs). We market debit cards predominantly under our FundsTech brand or the name of Global Cash Card, our primary supplier, although we also privately label debit cards upon request. We utilize software developed by a third party that is necessary for money to be "loaded" onto debit cards at various locations throughout the United States including Money Gram International locations, through employers, stores and other locations. We refer to these retail locations as points of presence or POPs. The software sold by our company allows banks, financial services companies, retailers and other POPs to effect debit card transactions and use our debit card products. The interface software between our company and the POPs are provided to the POPs for no charge. We generate revenue by charging user fees using a variety of methods, including a monthly flat fee or a transaction fee for each transaction processed.

          Our principal executive offices are located at 4425 Park Arroyo, Calabasas, California 91302. Our telephone number is (818) 222 - 7521.

          We are a development stage company that was incorporated on January 24, 2006 and we commenced our business shortly thereafter. From January 24, 2006 (inception) through our fiscal year ended August 31, 2006, we have not generated any sales revenue from the sale of our products although we have generated $25,000 from consulting services. In order to fund our plan of operation and develop our business, we anticipate that we will require an additional $500,000 to $1,150,000 in funding through the next twelve month period.

          Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the audited financial statements for the period ended August 31, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

          This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,167,802 shares of our common stock. The offered shares were acquired or may be acquired by the selling stockholders in private placement transactions and the exercise of common share purchase warrants. The number of shares being offered represents approximately 32% of our issued and outstanding shares as of November 6, 2006.

          The private placement sales to the selling stockholders and the issuance of shares upon conversion of the convertible credit facility and the exercise of the warrants were or will be exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell their shares of our common stock at a fixed price of $1.25 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board. Please see the Plan of Distribution section at page 18 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

          There were 3,628,802 shares of our common stock issued and outstanding as at November 6, 2006.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. However, if the warrants are exercised, we may receive up to $93,750 in proceeds. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

          The following information represents selected audited financial information for our company for the period from January 24, 2006, the date of inception, to our fiscal year ended August 31, 2006. The summarized financial information presented below is derived from and should be read in conjunction with our audited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 35 of this prospectus.

From January 24, 2006 (Date of Inception) to August 31, 2006
Revenue	$25,000
Net Loss for the Period	($40,868)
Loss Per Share - basic and diluted	$0.01

As at August 31, 2006
Working Capital	$185,022
Total Assets	$185,860
Total Number of Issued Shares of Common Stock	3,478,802
Accumulated Deficit	($40,868)
Total Stockholders' Equity	$185,022

RISK FACTORS

          An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had minimal revenues from operations and if we are not able to obtain further financing we may be forced to scale back or cease operations or our business operations may fail.

          To date, we have not generated significant income from our operations and we have been dependent on sales of our equity securities to meet the majority of our cash requirements. Since we commenced our business operations, we have generated $25,000 in revenue from our date of inception on January 24, 2006 to our fiscal year ended August 31, 2006. As of August 31, 2006, we had cash of $175,860 and working capital of $185,022. We expect to generate a moderate positive cash flow from operations in the year ended August 31, 2007. We estimate that we will require between $500,000 and $1,150,000 to carry out our business plan for the next twelve month period. Because we cannot anticipate when we will be able to generate significant revenues from sales, we will need to raise additional funds to continue to develop our business, respond to competitive pressures and to respond to unanticipated requirements or expenses. If we are not able to generate significant revenues from the sale of our products, we will not be able to maintain our operations or achieve a profitable level of operations.

We have only commenced our business operations in January 2006 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

          We have a limited operating history. Our operating activities since our incorporation on January 24, 2006 have consisted primarily of raising operating capital and marketing our products and services to prospective customers. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainties regarding our level of future revenues and our inability to budget expenses and manage growth and our inability to access sources of financing when required and at rates favorable to us. In addition, our company is faced with other risks more specific to our market industry which may affect our ability to, among other things:

1.	expand our subscriber base and increase subscriber revenues;

2.	attract licensing customers;

3.	compete favorably in a highly competitive market;

4.	access sufficient capital to support our growth;

5.	recruit, train and retain qualified employees;

6.	introduce new products and services; and

7.	upgrade network systems and infrastructures.

          Our limited operating history and the highly competitive nature of our business make it difficult or impossible to predict future results of our operations. We may not succeed in developing our business to a level where we can achieve profitable operations, which may result in the loss of some or all of your investment in our common stock.

The fact that we have only generated limited revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' report in connection with our audited financial statements.

          We have generated limited revenues since our inception on January 24, 2006. Since we are still in the early stages of operating our company and because of our lack of operating history, our independent auditors' report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our products gain significant popularity. Between January 24, 2006 and our fiscal year ended August 31, 2006, we raised $197,000 through the sale of shares of our common stock. Based upon current estimates, we estimate our average monthly operating expenses to be approximately $10,000 per month. We will not be able to expand our operations beyond current levels without generating significant revenues from our current operations or obtaining further financing. Our primary source of funds has been the sale of our common stock. We can offer no assurance that we will be able to generate enough interest in our products. If we cannot attract a significant customer base, we will not be able to generate any significant revenues or income. In addition, if we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report on the financial statements for the period ended August 31, 2006.

We will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to scale back or cease operations or discontinue our business.

          We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product selection and our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which may result in the loss of some or all of your investment in our common stock.

          Our company anticipates that the funds that were raised from 33 subscribers pursuant to private placements that were entered into between January 24, 2006 and August 21, 2006 will not be sufficient to satisfy our cash requirements for the next twelve month period. Also, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

1.	we incur delays and additional expenses as a result of technology failures;

2.	we are unable to create a substantial market for our products; or

3.	we incur any significant unanticipated expenses.

          The occurrence of any of the aforementioned events could prevent us from pursuing our business plan, expanding our business operations and ultimately achieving a profitable level of such operations.

          We will depend almost exclusively on outside capital to pay for the continued development and marketing of our products. Such outside capital may include the sale of additional stock, shareholder advances and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet our continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our operations and so may be forced to scale back or cease operations or discontinue our business.

We rely on a complex network of relationships, each of which are necessary to enable our company to sell our products and services, and as a result of that dependency, we could be adversely affected by changes in the fees charged by any party, the financial condition of any party or by the deterioration or termination of our relationship with any party.

          In order for our company to generate sales, we have established relationships with two parties including card associations that sponsor our card products, banks that manufacture, issue and own the debit cards, processors responsible for accepting transaction information and keeping debit card accounts current, as well as contracts under which we provide management services and a contract with a distribution partner responsible for the distribution of the cards to their sales channels and client base, retail locations and POPs which provide sales and load locations. To date, we have entered into a supplier agreement with Global Cash Card Inc. to access transaction processing, association, network access and card accounts. We have not entered into any agreements with banks or POPs and have only entered into one distribution agreement as of November 6, 2006. We rely exclusively upon Global Cash Card to establish relationships with banks and POPs which complete the relationships necessary for our company to conduct business. If any material adverse event were to affect our relationship with any entity, including a significant decline in their financial condition or a material rise in the cost of their services, such an event could adversely affect our results of operations. Additionally, if our existing relationship with any entity deteriorates or is terminated in the future, and we are not successful in establishing a relationship with an alternate entity at prices currently charged by such entities, our results of operations could be adversely affected.

If we were to lose our third party processor, the loss would substantially interfere with our ability to transact business.

          We obtain our access to the network of financial institutions and linked ATM's and point of sale systems through an arrangement among banks, Global Cash Card and MasterCard as third party providers. Our agreements with Global Cash Card provide operational access to relationships that allow us to access a package of other networks such as STAR™, Plus™, Cirrus™ and similar networks. If we lose our third party provider licenses with Global Cash Card, we would be forced to separately negotiate access to each of the individual networks as well as to license processing software. Any down time associated with the loss of access to the networks could render our systems and cards, as issued, useless. Even if we were then able to negotiate third party processor agreements with the individual networks, we might not be able to do so in time to preserve our business name and customer relationships. Thus, the loss of third party processor relationships with and through Global Cash Card could put us out of business. Additionally, customers readily accept the MasterCard brand on debit cards. If we were to lose our ability to cause the issuance of cards under the MasterCard or other brands, we would lose substantial market acceptance for our products.

We currently rely upon our affiliated banks and partners to obtain and comply with all licenses and permits to conduct our business, and if we were required to obtain such licenses and permits independently, our company would most likely be unable to conduct business in that state due to the high costs associated therewith.

          Approximately 45 states have established laws or regulations that require persons who load money onto debit cards or process debit card transactions to be licensed by the state unless that person has a federal banking charter and is operating from a licensed bank branch. We solely rely upon Global Cash Card to obtain licenses from the requisite banking regulators and to comply with all current state regulations in which we conduct business. We rely upon the licenses of our affiliated banks through Global Cash Card's relationship with MasterCard to comply with all federal and state laws and regulations. Some states may require us to obtain our own license to conduct money loading operations and debit card transactions. As a result, we may be required to apply for and obtain licenses in all of the states that we conduct business operations. Under such circumstances, we would be required to file an extensive license application in each state and post bonds to operate in those states which range from $100 to $16,500 per state excluding location fees. Some states may require us to post bonds in amounts between $25,000 to $2,000,000 for each license. We would also have to qualify to do business in each state in which we conduct business and thereafter file tax returns and be subject to service of process in each state. We can offer no assurance that we will be able to rely on the licenses and permits of our affiliated banks and partners so as to avoid licensing and bonding fees with each state that we conduct business in. If we are required to obtain one or more licenses and post bonds, our company may not have the cash flow to comply with such requirements and as a result, our company may be forced to suspend operations in that state which may result in a material adverse effect to our company.

Our point of purchase operators may subject us to liability if they fail to follow applicable laws.

          We rely upon the licenses of Global Cash Card to establish contractual agreements with each of our load center networks. Among other things, the agreements require the load centers to comply with the Patriot Act and anti-money laundering laws. While we do not intend to be responsible for their actions, we could be subject to state or federal actions against them if our load center agents violate or are accused of violating the law. Such actions could compromise our credibility with our customers, issuing banks and state regulators, generally making it harder for us to do business. It could also cost us a great deal of money to investigate, defend and resolve such matters and jeopardize our relationship with our sole processor. We cannot be sure that we could afford such actions and be able to continue business operations.

The industry within which we operate is subject to comprehensive government regulation and any change in such regulation may have a material adverse effect on our company.

          We can offer no assurance that the laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction will not be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. We expect regulation of the industry within which we operate our business to increase. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on our company. Additionally, we utilize software systems and card programs of our affiliates which comply and operate in association with applicable banking rules and regulations. A change of those rules and regulations could require our affiliates to dramatically alter our software programs, the hardware upon which we operate and our implementation and operation of debit cards and stored value cards. Such changes could be costly or impractical and our affiliates may be unable or unwilling to modify our operations and technology to comply with dramatic changes in banking regulations.

          We rely on our affiliated banks and partners to comply with the Patriot Act requirements that financial institutions know their cardholders. If the Patriot Act or subsequent legislation increases the level of scrutiny that we or our affiliated banks are required to adopt to know their customers, it may be costly or impractical for us to continue to profitably issue and load cards for our customers or even comply with new regulation schemes.

          We are dependent upon the use of electronic banking networks owned by suppliers, major financial services institutions and major banks to load value on the cards and record deductions against cardholders' accounts. If we lose access to such networks by virtue of contact issues or changes in the laws or regulations governing their use, it could render our products useless.

Security and privacy breaches of our electronic transactions may damage customer relations and reduce revenues from operations.

          Any failure in the security and privacy measures of our company, or our suppliers and business partners, may have a material adverse effect on our business, financial condition and results of operations. Our company and our suppliers electronically transfer large sums of money and store large amounts of personal information about our customers, including bank account and credit card information, social security numbers and merchant account numbers. If we are unable to protect this information and a security or privacy breach results, the resulting breach may:

1.	cause our customers to lose confidence in our services;

2.	deter consumers from using our services;

3.	harm our reputation and expose us to liability;

4.	increase our expenses from potential remediation costs; and

5.	cause service disruptions or cancellations.

          While management believes that our company and our suppliers and business partners have utilized applications that are designed for data security and integrity in regards to processing electronic transactions, we can offer no assurance that the use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers.

If our company or our business partners do not respond to rapid technological change or changes in industry standards, our products and services could become obsolete and we could lose our existing and future customers.

          If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, sourced or proprietary technology and systems may become obsolete. Further, if we or our suppliers fail to adopt or develop new technologies or to adapt products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The electronic commerce industry is changing rapidly. To remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies.

If major banks begin to target the sub-prime market, it will create substantial competition for us and our products and services.

          We operate among major financial institutions, providing products and services designed to service the sub-prime credit market. Large and small banks alike have traditionally not sought the comparatively small sub-prime market. This allows the symbiotic relationship between banks and small operators, such as our company, where the banks get access to the cumulative deposits of the cardholders, without the trouble of administering thousands of very small individual accounts of depositors. If banks decide to directly target the sub-prime market before we are able to establish a strong foothold, we will not be able to compete with established banks which have substantially greater resources.

The requirements to maintain higher reserve accounts could impair our growth and profitability.

          The financial institutions with whom we conduct business require our company to maintain reserve deposit accounts. If we are required to deposit higher than normal reserves either as dictated by such institutions or by new rules and regulations governing institutions, it may reduce our cash flow available for operations and impede the expansion of our business.

Certain delays could cause loss of business opportunities and inhibit our growth.

          Delays in the development of our business plan could cause loss of opportunities. These delays could be in areas such as:

1.	deployment of technology or systems;

2.	obtaining POPs;

3.	POPs becoming active;

4.	interfacing with technology at the POPs;

5.	adoption of technology;

6.	revenue due to cards being activated;

7.	revenue due to cards being used;

8.	revenue due to training at the distribution level;

9.	revenue due to training at the POPs level; or

10.	revenue due to bank processor approvals for card programs.

          These and others could cause delays in launching card programs which could cause us to consume more cash, increase our need for outsourcing, increase costs of licensing technology, render cards unusable causing us to refund customers' money and cause the card products to be returned. The delays may also impact our cash flow and profitability. Delays due to interfacing with technology at the POPs, delays in distribution, delays in revenue due to cards being used or delays in revenue due to training at the POPs level could each have a material adverse effect on our operations. Delays in revenue due to bank approvals of programs or changes in card programs could cause cards to become unusable and result in litigation.

If our operations are disrupted by technological or other problems, we may not be able to generate revenues from the sale of our products.

          Our systems could be overwhelmed or could fail for any number of reasons. We may not be able to conduct business, and may suffer obstacles in loading or processing transactions should the following circumstances occur:

1.	a power or telecommunications failure;

2.	human error; or

3.	a fire, flood or other natural disaster.

          Additionally, our computer systems and those of the third parties on which we depend may be vulnerable to damage or interruption due to sabotage, computer viruses or other criminal activities or security breaches.

          The computer servers which house our incoming email and our website are provided through Global Cash Card, a non-related, California based company. If the systems of this company slow down significantly or fail even for a short time, our customers would suffer delays in data access. These delays could damage our reputation and cause customers to choose the products offered by our competitors. We currently do not have any property and business interruption insurance to compensate us for any losses we may incur. If any of these circumstances occur, then our ongoing operations may be harmed to the extent that we will be unable to sell our products through our website, and/or promote via email and, as a result, you may lose some or all of your investment in our common stock. In the event of a system failure by us or by a supplier to us that went undetected for a substantial period of time, we could allow transactions on blocked accounts, false authorizations, fail to deduct charges from accounts or fail to detect systematic fraud or abuse. Errors or failures of this nature could immediately adversely impact us, our credibility and our financial standing.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

          We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

          There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention.

          We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we can issue additional common shares, purchasers of our common stock may experience further dilution.

          We are authorized to issue up to 6,500,000 common shares, of which 3,628,802 are issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

Because our officers, directors and principal shareholders control a large percentage of our common stock, such insiders have the ability to influence matters affecting our shareholders.

          Our officers and directors, in the aggregate, beneficially own 70% of the issued and outstanding shares of our common stock. As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

          We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

          Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 32.2% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

          Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

          In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission (see above and the "Market for Common Equity and Related Stockholder Matters" section at page 40 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

          Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" beginning on page 6 of this prospectus, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

          While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

          Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

          This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,167,802 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act of 1933.

          The selling stockholders will sell their shares of our common stock at a fixed price $1.25 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

          The selling stockholders may sell their shares of our common stock at a price of $1.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. The offering price of $1.25 per share has been set at the exercise price of our outstanding common share purchase warrants and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange.

          The exercise prices of our common share purchase warrants bear no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered by management in determining the exercise prices of our common share purchase warrants were:

- the proceeds to be raised by the warrants
- the amount of capital to be contributed by the selling stockholders in proportion to the amount of stock to be retained by our existing stockholders
- our relative cash requirements
- the price we believe the selling stockholders were willing to pay for our stock.

USE OF PROCEEDS

          The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We may receive up to $93,750 in gross proceeds from the exercise of common share purchase warrants by the selling stockholders and all such proceeds will be used as working capital. We will incur all costs associated with this registration statement and prospectus. Our company estimates that the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $48,157.

DIVIDEND POLICY

          We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

          The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,167,802 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

          The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of November 6, 2006 and the number of shares of common stock covered by this prospectus.

          Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. All of the selling stockholders are close personal friends or business associates of Michael Dodak, David Fann, Don Headlund or Paul Cox. One of these four contacted each of the selling stockholders on an individual basis.

Name of Selling Stockholder and Position, Office or Material Relationship with FundsTech Corp.	Common Shares owned by the selling Stockholder(1)	Total Shares Registered Pursuant to this Offering	% of Total Issued and Outstanding Shares before Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(2)
				# of Shares	% of Class
Josh Moore(3)	121,212	121,212	3.3%	Nil	Nil
Norman Dube(3)	121,212	121,212	3.3%	Nil	Nil
Seth Myers(3)	121,212	121,212	3.3%	Nil	Nil
Sidney M. Cole(4)	333,333	333,333	9.2%	Nil	Nil
Darla Airington(4)	133,333	133,333	3.7%	Nil	Nil
Jose U. Zamora II(5)	18,750	18,750	*	Nil	Nil
Debora Leitner(5)	2,500	2,500	*	Nil	Nil
Gary S. Dodak(5)	25,000	25,000	*	Nil	Nil
Richard H. Fix(5)	12,500	12,500	*	Nil	Nil
Mike Koppenhafer(5)	12,500	12,500	*	Nil	Nil
Steven D. Papke(5)	2,500	2,500	*	Nil	Nil
Jeff Wagner(5)	6,250	6,250	*	Nil	Nil
William L. Cook(5)	1,000	1,000	*	Nil	Nil
J. Daniel Hands(5)	1,000	1,000	*	Nil	Nil
Bryan Hands(5)	1,000	1,000	*	Nil	Nil
John Daniel Hands Jr. (5)	1,000	1,000	*	Nil	Nil
Carly Conlon(5)	1,000	1,000	*	Nil	Nil
Marisa Lattmann(6)	1,250	1,250	*	Nil	Nil
Ernst Schoenbaechler(6)	1,250	1,250	*	Nil	Nil
Madeleine Meyer(6)	2,500	2,500	*	Nil	Nil
Charlotte Meyer(6)	2,500	2,500	*	Nil	Nil
Kevin Meyer(6)	2,500	2,500	*	Nil	Nil
Konrad Meyer(6)	2,500	2,500	*	Nil	Nil
Mulberry Development SA(6)(7)	2,500	2,500	*	Nil	Nil
Berkin Susiness SA(6)(8)	2,500	2,500	*	Nil	Nil
RAM Administration Group				Nil	Nil
SA (6)(9)	2,500	2,500	*
Castor Group Ltd.(6)(10)	2,500	2,500	*	Nil	Nil
Columbia Marketing Ltd.(6)(11)	2,500	2,500	*	Nil	Nil

Name of Selling Stockholder and Position, Office or Material Relationship with FundsTech Corp.	Common Shares owned by the selling Stockholder(1)	Total Shares Registered Pursuant to this Offering	% of Total Issued and Outstanding Shares before Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(2)
				# of Shares	% of Class
Ursula Stabinger(6)	2,500	2,500	*	Nil	Nil
Harold E. Gear(12)	225,000	225,000	6.2%	Nil	Nil
Total:	1,167,802	1,167,802

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Assumes all of the shares of common stock offered are sold. Based on 3,628,802 common shares issued and outstanding on November 6, 2006.

(3)

The selling stockholders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on March 8, 2006. We issued an aggregate of 363,636 common shares to the selling stockholders at an offering price of $0.03 per share for gross offering proceeds of $12,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(4)

The selling stockholders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on May 31, 2006. We issued an aggregate of 466,666 common shares to the selling stockholders at an offering price of $0.30 per share for gross offering proceeds of $140,000. We issued the shares to the selling stockholders as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

(5)

The selling stockholders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on August 21, 2006. We issued an aggregate of 85,000 common shares to the selling stockholders at an offering price of $0.40 per share for gross offering proceeds of $34,000. We issued the shares to the selling stockholders as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

(6)

The selling stockholders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on August 21, 2006. We issued an aggregate of 27,500 common shares to the selling stockholders at an offering price of $0.40 per share for gross offering proceeds of $11,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(7)	Mulberry Development is a company with a head office in Panama. Pablo Javier Espino has voting and dispositive control over Mulberry Development.

(8)	Berkin Susiness is a company with a head office in Panama. Aida May Biggs has voting and dispositive control over Berkin Susiness.

(9)	RAM Administration Group SA is a company with a head office in Panama. Pablo Javier Espino has voting and dispositive control over RAM Administration Group SA.

(10)	Castor Group is a company with a head office in the British Virgin Islands. Silvia Clarke has voting and dispositive control over Castor Group.

(11)	Columbia Marketing Ltd. is a company with a head office in the British Virgin Islands. Louis A. Davis has voting and dispositive control over Columbia Marketing Ltd.

(12)

The selling stockholder acquired his shares by way of private placement pursuant to subscription agreements that were entered into on October 24, 2006. We issued an aggregate of 150,000 units of our common stock to the selling stockholder at an offering price of $1.00 per unit for gross offering proceeds of $150,000. We issued the unit to the selling stockholder as an accredited investor (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933. The 225,000 shares include 75,000 shares that may be acquired by the selling stockholder within 60 days through the exercise of share purchase warrants. The share purchase warrants may be exercised for $1.25 per share, for a potential proceeds to us of $93,750.

          We may require the selling stockholder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

          Following the effective date of the registration statement of which this prospectus forms a part, the selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a fixed price of $1.25 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions; and

6.	a combination of any aforementioned methods of sale.

          The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

          In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

          In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

          The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

          From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act of 1933, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

          To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

          We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

          The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

          All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

          Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for our common stock is the Nevada Agency and Trust Company, Suite 880, 50 West Liberty Street, Reno, Nevada 89501, telephone: 775-322-0626.

LEGAL PROCEEDINGS

          As of November 6, 2005, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

          All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Don Headlund(1)	President, Chief Financial Officer, Treasurer and Director	72	March 31, 2006
Paul Cox(2)	Vice President, Secretary and Director	43	January 24, 2006
Michael Dodak(3)	Director and Chief Executive Officer	59	October 23, 2006
David Fann(4)	Director and Vice President	51	October 23, 2006

Name	Position Held with the Company	Age	Date First Elected or Appointed
Victoria Vaksman	Director	52	October 24, 2006

(1) Don Headlund was appointed as our President, Chief Executive Officer, Chief Financial Officer and director as of March 31, 2006. He resigned as Chief Executive Officer on October 23, 2006. He became our Treasurer as of August 8th, 2006.

(2) Paul Cox was appointed as a director on January 24, 2006 and as our President, Secretary and Treasurer on January 25, 2006. He was appointed as Vice President on October 23, 2006. He resigned as President on March 31, 2006. He resigned as Treasurer as of August 8th, 2006.

(3) Michael Dodak was appointed as a director on January 24, 2006, resigned as a director as of March 31, 2006 and was reappointed as a director on October 23, 2006. He was appointed as our CEO on October 23, 2006.

(4) David Fann was appointed as a director on January 24, 2006, resigned as a director as of March 31, 2006 and was reappointed as a director on October 23, 2006. He was appointed as one of our Vice Presidents on October 23, 2006.

Business Experience

          The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Don Headlund

Don Headlund was appointed President, Chief Executive Officer, Chief Financial Officer, Treasurer and a director on March 31, 2006. From July 1991 to February 2006, Mr. Headlund served as an officer of Cardservice International, Inc., first as Chief Financial Officer and later as President from June 2000 to February 2006. Prior to that, he served as President, Chief Executive Officer and director of Malibu Savings Bank from April 1988 until February 1991. Prior to 1988, Mr. Headlund was employed with Valley Federal Savings Bank for 20 years serving in a variety of positions including President, Chief Executive Officer and director. Mr. Headlund is a former captain in the United States Air Force. Mr. Headlund received a Bachelor of Arts degree in economics and finance from Occidental College in Los Angeles, California in June 1995 and a graduate degree in Banking from The Institute of Financial Education at Indiana University in August 1980.

Paul Cox

Paul Cox was appointed as Secretary and a director of our company on January 24, 2006. Mr. Cox is a founder, Vice President, Secretary and member of the board of directors of our company. As Vice President and Secretary, Mr. Cox is responsible for strategic and business development and structure. Mr. Cox brings to our company a diverse and successful background as an entrepreneur with experience in startup; rapid growth; corporate and public company leadership and management; transaction structuring; business, technology and product development; and specific experience in the financial transaction services industry. Mr. Cox is currently a director and officer of New Power Systems Corp., a company involved in the renewable energy sector which Mr. Cox founded in August 2005. From October 2003 to June 2005, Mr. Cox was founder and Chief Executive Officer to EP&T Corp., a Florida based company marketing debit cards and related services to financial services companies. In late 2001 he was cofounder of RadioWeb Communications Inc and was their President and member of the board of directors until April 2003. Prior to that, he was a member of the board of directors, President and cofounder of NASDAQ OTC then National traded TeraGlobal Communications Corp from 1998 to June 2001. In 1989, Mr. Cox obtained a Bachelors Degree in International Relations and Economics from the University of British Columbia.

Michael Dodak

Mr. Dodak served as CEO and Chairman of the Board of Global Axcess Corp, a publicly traded company from October 2001 until September 2006 where he was responsible for the day-to-day operations of the Company. Global Axcess Corp was an independent operator and owner of automated teller machines through out the U.S. Prior to joining the Company, Mr. Dodak was Chief Executive Officer of Nationwide Money Services, Inc., an independent ATM network operator and services provider that was sold by First Data Corporation to Global Axcess Corp in June 2001. Mr. Dodak joined Nationwide Money Services, Inc. as a controller in early 1996. He assumed the various duties of a controller including the production of financial statements, budgets, and the development of the Money Services, Inc. database. In June 1997 he was promoted to CEO. He has Bachelor of Arts and MBA degrees from the University of California Los Angeles.

David Fann

Mr. Fann served as President and Director of the Global Axcess Corp, a publicly traded company since January of 2002 until September of 2006. While at Global Axcess Corp Mr. Fann was responsible for equity and debt financings totaling over $17 million and was responsible for investor relations. Prior to joining Global Axcess Corp Mr. Fann was the Chief Executive Officer and Chairman of the Board of TeraGlobal, Inc., a publicly traded company, from September 1998 through September 2000. He was president of TechnoVision Communications, Inc., a subsidiary of TeraGlobal, from November of 1995 to September 2000. He co-founded Totally Automated Systems Communications, a Unix-based communications company, and acted as Vice President of that company.

Victoria Vaksman

Mrs Vaksman was appointed to our board of directors in October 2006. From September 2005 Mrs. Vaksman has been Managing Director of Omtool Europe, a UK based subsidiary of Omtool Ltd (NASDAQ: OMTL). Omtool is a provider of document-routing solutions and services that enable organizations to manage the capture, process, and delivery of mixed-mode documents. In May 2000 Mrs. Vaksman was Business Development Director and then Chief Executive Officer of Tilos, an independent Software Development Company which specialized in provision of BPM, Document Management and Business Intelligence Solutions for the financial sector. In January 1996, she founded and was Managing Director for Shared Objectives, a consulting and systems integration company. In February 1997, she joined the Board of BSW DATA, a privately owned software development company and a shareholder in Shared Objectives and was responsible for the expansion of both companies into the financial sector. BSW DATA and Shared Objectives were sold in December 1999 to DiData, an IT group trading on the London Stock exchange. From 1994 until 1996 Mrs. Vaksman worked as a Principal Consultant at Denel Informatics, and developed a commercial division focusing on provision of IT based business solutions for the Financial Sector. Mrs. Vaksman has a versatile international experience set and worked with multicultural teams in Europe, South Africa and Middle East. Mrs. Vaksman has an MS in Economics from the State Polytechnic University of St. Petersburg.

Committees of the Board

          We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Promoters

          The promoters of our company are our Director and Chief Executive Officer, Michael Dodak , our President, Chief Financial Officer and Treasurer Don Headlund, our Secretary, director and Vice President, Paul Cox, and our director and Vice President, David Fann.

Family Relationships

          There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

          Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth as of November 6, 2006, the number and percentage of the outstanding shares of common stock which, according to the information supplied to us, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all of our current directors and executive officers as a group and (iv) each person who, to our knowledge is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Don Headlund President, Chief Financial Officer, Treasurer and Director 4425 Park Arroyo Calabasas, CA 91302 United States	634,000	17.5%
Paul Cox Vice President, Secretary and Director 207 – 1425 Marine Drive West Vancouver, BC V7T 1B9 Canada	634,000	17.5%
Dave Fann, Vice President and Director 157 North Cove Drive Ponte Vedra, FL 32082 United States	634,000(2)	17.5%
Michael Dodak, CEO and Director 165 Woodlands Creek Drive Ponte Vedra Beach, FL 32082 United States	634,000	17.5%
Victoria Vaksman, Director 58 Kingfisher House, Juniper Drive London, SW18 1TY, UK	Nil	Nil
Sidney M Cole 3302 Sweet Gum Ln, Grapevine, TX USA, 76051	333,333	9.2%
All Directors and Officers as a Group (5 persons)	2,536,000	70%

(1)	Based on 3,628,802 common shares outstanding as of November 6, 2006.

(2)	Dave Fann holds 190,200 common shares directly and 443,800 common shares indirectly through FDW Consulting Inc. Mr. Fann holds all of the issued and outstanding common shares of FDW Consulting Inc.

Changes in Control

          We are unaware of any contract, or other arrangement or provision of our Articles or Bylaws, the operation of which may at a subsequent date result in a change of control of our company

DESCRIPTION OF COMMON STOCK

          We are authorized to issue 6,500,000 shares of common stock with a par value of $0.001. As of November 6, 2006 we had 3,628,802 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

          Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

          There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.

INTEREST OF NAMED EXPERTS AND COUNSEL

          No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

          The financial statements of our company included in this registration statement have been audited by L.L. Bradford & Co., LLC, Chartered Accountants, of 3441 S. Eastern Ave, Las Vegas, Nevada, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

          Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our Bylaws provide that we must indemnify and hold harmless, to the greatest extent permitted under Delaware law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of our company or is or was serving at the request of our company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. Our company is required to indemnify a person in connection with a proceeding only if the proceeding is authorized by our board of directors. We must pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our Bylaws or otherwise. If a claim for indemnification or payment of expenses under our Bylaws is not paid in full within sixty days after a written claim has been received by our company, the claimant may file suit to recover the unpaid amount of such claim and, if successful, shall be entitled to be paid the expense of prosecuting such claim. In any such action, our company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law and these Bylaws.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

          Our executive and head office is located at 4425 Park Arroyo, Calabasas, California, United States 91302. The office is provided to us at no cost by Don Headlund, our Chief Executive Officer, Chief Financial Officer, Treasurer and director. This operating facility functions as our main operating facility. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

Corporate History

          We were incorporated on January 24, 2006, in the State of Delaware. Following our incorporation, we commenced the business of marketing and selling debit cards and processing software and providing management services.

Summary of Business

          We sell debit cards and processing software and provide management services. We currently market our products directly to distributors for distribution into the United States and foreign markets. We also market our debit cards to individuals and to employers for distribution to their employees who are then able to receive employment earnings by direct deposit. Employees are able to use the card to access cash through ATMs or purchase products and services wherever personal identification number (PIN) based debit cards are accepted. We also plan to target third parties and pursue relationships that may help us grow our business through strategic partnerships, complementary sales channels and acquisitions.

          We also provide software and services to financial institutions and independent sales organizations (ISOs), to assist with the processing of debit card transactions. We market debit cards predominantly under the FundsTech name or under the names of our business partners. We utilize software developed by Global Cash Card who transfers money to the account of a particular debit card at various locations throughout the United States including Money Gram locations, through employers (in the United States and internationally), stores and other locations. We refer to these retail locations where money can be transferred, or loaded, onto our cards as points of presence or POPs. To date, our relationship with all of the POPs that we have access to have been established through Global Cash Card, pursuant to an agreement dated May 3, 2006. The software we use, through a web-based interface with our supplier, allows banks, financial services companies, retailers and other POPs to communicate debit card transactions. The interface software between us and the POPs are given to the POPs for no charge. We generate revenue through user fees that may involve a monthly flat fee or a transaction fee for each transaction processed. We plan to begin introducing ancillary products that can be purchased through the debit card such as prepaid phone and other value added services and programs and the sale of long distance telephone services.

          Our debit cards are presently marketed through sales channels that primarily target the sub-prime credit market, which consists primarily of those customers who cannot qualify for a credit card or bank account or who are otherwise unattractive to banks, such as people who have no credit history or very low income. We market this product through sales channels to individuals as a debit card or as a payroll card directly to large business entities with a significant number of employees. We use an interactive activation system for automated activation of cards and customer relationship management technology. We also have access to networking software that supports a network to allow cash to be loaded onto cards.

          Our current debit card products consist of the FundsTech Card and the FundsTech Stored Value MasterCard. These cards can be sold to customers in volume who are typically large entities with a significant number of employees. We also market the cards, through sales channels, directly to customers for their individual use for a monthly maintenance fee payable to our company, which, depending upon the arrangement may include a number of free transactions. Alternatively, the customer may be charged a transaction fee each time the card is used. We can also generate fee based revenue through our cash load network when customers load cash into their card account.

          We are also marketing the licensing of a debit card software solution to financial institutions as well as independent sales organizations (ISOs) who wish to offer their own debit card program. We intend to sell these programs either directly or through distributors in North America and foreign markets. This solution offers the following benefits over our competition:

1.	It is less expensive than the competing products on the market; and

2.

If offers more flexibility in the establishment of a debit card program, whereby the targeted user can either license the software for a fixed fee plus annual maintenance fee or instruct our company to operate the software as an application service provider (ASP) where we manage the hosting of our clients' card programs on their behalf and provide them with remote access to all the programs necessary to run a solution. We intend to market this arrangement in India, South Africa and China.

          We also generate revenue through consulting services. These consulting services are provided either directly or through strategic partners.. We entered into one such management consulting contract dated April 14, 2006, with Global Cash Card, whereby we provide management assistance in the areas of finance, business and marketing development. An additional consulting engagement is described below under the “Joint Venture Agreement,” We intend to enter into consulting arrangements in situations where it facilitates growth of our targeted business or offers a significant revenue opportunity.

Joint Venture Agreement

          On September 2, 2006, we entered into a joint venture agreement with Information Services Group Inc. for the formation and operation of a jointly-owned joint venture corporation. On September 15, 2006 Transaction Data Management Inc. was incorporated as that jointly owned corporation. Notwithstanding, the first project contracted for as part of the FundsTech/Information Services Group Joint Venture Agreement will continue to be managed and owned by Transaction Data Management Inc. under the new agreement. The joint venture agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purchase Agreement

          On October 17, 2006 we entered into an agreement to purchase Information Services Group’s 50% interest in Transaction Data Management Inc. Payment obligations under this agreement are in stock and cash and tied to certain performance criteria. Initial cash requirements are expected to be $350,000 with a further $650,000 and stock payments that are directly tied to certain performance criteria. To the date of this prospectus, we have invested $100,000 and the further $50,000 will not be paid until the conditions for that payment are met. That condition is the receipt by our company of an ongoing purchase order from a certain company, issued to Transaction Data Management Inc. relating to our first planned project. We have entered into the agreement to create Transaction Data Management Inc. to obtain support from Information Services Group Inc. for our personnel, management and related needs as well as to obtain support with our client contracts, purchase orders and business development. The purchase agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Description of Debit Card Products

          Our company currently offers two debit card products consisting of the FundsTech Card and the FundsTech Stored Value MasterCard.

          The FundsTech Card is an ATM and debit card product that, similar to our third party branded debit card programs, is a card that allows the customer to withdraw cash at over 750,000 ATM's or make purchases at more than 5,500,000 locations worldwide. Our FundsTech Card can be used at any location on the STAR™ ATM network and at other locations utilizing credit card services or with ATM functions. Throughout the United States, STAR™ offers security, access and convenience, whereby participating financial institutions and their cardholders access ATM and PIN-secured point-of-sale (POS) debit card access throughout North America. STAR™ assists its member financial institutions in achieving their electronic payment goals with original and effective consumer marketing along with expert technical and operational support. The MAC and Cash Station networks are now part of the STAR™ network.

          The FundsTech Card is PIN activated and both balances and transactions can be checked at any ATM on the CirrusTM network, as well as via the internet or by a toll free phone call. The card does not require a name to be embossed on the card and it is available in a one or two card set. The card can be used for money transfers, as a debit card or to withdraw cash via ATM networks or as a payroll card. The card can be loaded with money from anywhere in the world via the internet or by cashier's check or money orders via mail. Transaction accounts are registered with and insured by the Federal Deposit Insurance Corporation, which protects the first $100,000 of deposits that are payable in the United States.

          Many customers in the sub-prime market seek to transfer money from the United States to their homes and families in foreign jurisdictions. Funds may be transferred from one card to another by telephone. A funds transfer on our FundsTech Card may be executed from one card to another for as little as $2.00. We have targeted several key markets for distribution of our cards, such as convenience stores, check cashing stores and payroll service operations. We hope to establish direct sales to retailers in the future as well as sales through group sponsored programs.

          Our second debit card product is known as the FundsTech Stored Value MasterCard which is a MasterCard branded prepaid debit card. The FundsTech Stored Value MasterCard can also be co-branded with a FundsTech program sponsor partner such as a customer whose members can use a prepaid debit card that can be used anywhere MasterCard is displayed. The cardholder determines the spending limits by the amount loaded on the card.

          The FundsTech Stored Value MasterCard includes a MasterCard hologram on the front of the card and can be used worldwide anywhere MasterCard is accepted. The card is PIN activated and balances can be checked at any ATM, by a toll free phone call or via the internet. The card is not anonymous, as the holders name is embossed on the card. The card is primarily a prepaid debit card, but can be used as an ATM card, debit card, or payroll card. The card is widely recognized as an instrument of payment for goods and services.

FundsTech Payroll Program

          Our FundsTech Payroll Program provides employer customers the ability to load an employee's pay onto a stored value MasterCard debit card. The employee can then access their employment earnings at any ATM, pay bills by telephone, make point of sale purchases and purchase goods and services over the internet.

          The card includes a choice of ATM Debit and ATM with the MasterCard hologram on the front of the card and can be used world-wide anywhere MasterCard is accepted. The card is not anonymous, as the holders name is embossed on the card. The card has easy direct deposit, including online reports of transactions. The card is primarily a prepaid debit card, but can be used as an ATM card or debit card (i.e. either PIN based or signature based). The card is widely recognized as an instrument of payment for goods and services.

          The FundsTech Payroll Program includes an internet based employer payroll interface where the employer can carryout such things as issuing or assigning new FundsTech debit cards to an employee or other payment recipient, load cards from their payroll accounting system, manage accounts and other payroll functions. This card product is marketed to employers who have seasonal, weekly, or widely dispersed employees or employees who change work location regularly. The Payroll Program can be marketed to employers and payroll services, both domestically and internationally, as a low cost means of paying employees instead of a check.

          In addition, all of the above products can be operated under the FundsTech's license and application service provider (ASP) product offerings designed to support these and similar applications.

Points of Presence

          As of November 6, 2006, we had no POPs under contract and are accessing POP location networks as a part of a bundle of services through Global Cash Card, our sole processor supplier. Through an agreement signed with Global Cash Card, cardholders of cards sold through our company are able to load cash onto our stored value cards at MoneyGram locations in the United States. This provides approximately 22,000 loading locations to our customers. We intend to seek distributors to sell our products to POPs in the next six month period. Currently, we concentrate on selling our products directly to employers and distributors under direct programs and license models in both domestic and foreign markets.

Manufacture and Mechanics of Products and Services

          The FundsTech Card and FundsTech Stored Value MasterCard are manufactured and printed at the facility authorized by the card association under which the card is issued. Too date, our sole association is through our supplier Global Cash Card who, in turn, has contracted with MasterCard to manufacture or regulate the manufacture of our FundsTech Card and FundsTech Stored Value MasterCard. The printing of our cards occurs after the card program has received approval from:

1.	the card association,

2.	the particular bank issuing the card, and

3.	the processor.

          Once a card has been approved and manufactured, the cards are ready for use by our customers or the cardholders of our customers. The FundsTech Card is distributed through sales channels which, in turn, may market them to retail locations such as convenience and grocery stores for purchase by customers where it may be packaged and displayed with instructions so that customers can clearly understand the basic features and benefits of the card prior to purchase.

          Cards that are issued in connection with the FundsTech Payroll Program are not typically purchased by the customer, but are distributed by an employer as a means for the employer to directly deposit a employee's earnings, rather than writing and mailing a paycheck. The packaging of this card product will be less informative, but employees will receive documents clearly outlining the usage of the card as a payroll and customer device to be distributed to employees participating in the payroll program.

          Following distribution of the respective cards, the customers will be able to begin carrying out transactions with the cards. Fees are generated in a variety of ways as discussed under the section "Transaction Fees and Revenue Generation".

Sales Transactions

          A typical transaction using our cards, including loading money to the card, banking functions, money movement and other details occurs as follows:

1.	PRESENTATION. Customer presents card to merchant who swipes card through magnetic reader and is presented with an option menu.

2.

LOADING. Merchant selects "load" option, and indicates the amount of funds that the customer wishes to load onto the card. The POS device sends information to a data center, which is a location that has the ability to process and record the transaction and which is currently administered by Global Cash Card. The data center verifies that the POS device is authorized for use as a load site.

3.

VERIFICATION AND AUTHORIZATION. The data center checks POS device identification to verify that the POS device is valid. If the POS device login is authorized, the data center confirms that the card is active, the load velocity check is within program parameters and the load amount is within the minimum and maximum parameters. If all three items are verified, the card is declared valid by the POS. Load velocity refers to how much and how often the card is loaded with cash.

4.

APPROVAL. If the POS device receives an "accept" message, the merchant accepts the payment from the customer and continues with the transaction menu choices. If the device receives a "decline" message, the merchant is given an explanation as to why the transaction was declined.

If the error message resulted from the POS device or merchant, and not as a result of the particular transaction, the message will indicate the customer should attempt to locate a POS at an alternate location or return later. If the error message is due to a velocity issue on the card account, or other processor related issue, the message will indicate that the customer should call the processor customer service group, currently operated by Global Cash Card. If the error message was of a technical nature, the message will indicate that the merchant should attempt the transaction again, or should contact the technical support group at the number they have been instructed to use.

5.	LOAD AMOUNT VERIFICATION. The menu presented asks the merchant to verify the cash load amount by viewing the dollar amount shown on the POS device, and pressing a key to accept or re-enter.

6.

TRANSMISSION. If the merchant chooses re-enter, they are asked to re-key the dollar amount of the load, then verify as indicated above. If the merchant chooses accept, the data is sent to the data center.

7.	RECEIPT. The merchant prints a receipt for the customer with load value, load location address, name, time and date stamp of the transaction.

The customer is responsible for reviewing the load receipt to verify accuracy of the load value prior to leaving the merchant location. The merchant assumes responsibility for accuracy of the load value entered by their loading staff. If the customer has a dispute at the time of load, the merchant will typically use the standard procedure for balancing their cash drawer against possible inaccurate entries. If the customer has a dispute after leaving the store, the customer and merchant are responsible for resolving the disputed transaction.

8.	TRANSACTION REGISTRATION. The merchant rings the cash value of the load into their cash drawer.

9.	DEPOSIT. The merchant deposits the receipts from the daily loads.

The following procedure outlines the data and cash flow for the remittance process:

1.

VERIFICATION AND AUTHORIZATION. Once a load transaction has been approved at the POS device by the data center and the card load has been authorized, the merchant will accept the cash from the customer and place that cash into their cash drawer.

2.	APPROVAL. Once the customer accepts the accuracy of the receipt, the transaction is finalized.

3.	ISSUING PROCESSOR. The POS device transmits the load detail to the data center.

4.	REMITTANCE PROCESSOR. The POS device transmits the load detail to the processor using STAR™'s proprietary process.

5.

APPROVAL. The issuing processor accepts the load data, and passes this information back to STAR™. This processor uses a proprietary process to route the transaction information to the correct processors based on the POS device terminal identification.

6.

TRANSFER. At the pre-determined time, the processor electronically moves the funds defined in the daily POS activity reports from the FundsTech settlement account to the processor settlement account so that the card accounts can be charged with the value indicated. The processor uses the data sent by the POS device to electronically move the funds from the merchant account to the FundsTech settlement account.

Transaction Fees and Revenue Generation

          We generate revenues from the use of our products. In all cases, processors, such as Global Cash Card, are responsible for debiting the cardholder account for the correct fees. These fees are to be distributed to us and other entities to pay for the services rendered for those fees.

          Banks and processors also charge our customer fees for certain transactions including our products which are passed on to the customer. In some cases, this is a direct charge with no added fees from our company. In other cases, the standard fees charged to the customer allow a small margin to be added prior to charging the customer. The risks associated with these certain transactions are dependent of the type of card and the specific relationship between the bank, processor and our company. Controls are placed by each party to the transaction in order to manage and minimize the risk to each party. Each bank and processor sets their own fee structure. Changes to the fee structures occur due to the constraints or opportunities of each individual card program. The following table provides the current average transaction fees paid by the cardholder customer for selected transactions. As each bank and processor sets their own fees, and as transaction fees are dependent upon the card program subscribed for, the transaction fees vary accordingly.

Cardholder Fee Schedule Payroll	Fees
Monthly Maintenance	$4.95 - Various
ATM Domestic	$1.50 - $1.75
ATM International	$3.50 - $5.00
ATM Decline/Injury	$1.00
POS Domestic	$0.75
POS Domestic Decline	$0.45 - $0.75
POS International	$1.75 - $2.00
POS International Decline	$1.25 - $1.75
Balance Inquiry Online	Free - $0.45
Live Call with Customer Service Representative	$1/Minute - $1.00 after 4 free
Lost or Stolen Card	$5.95 - $20.00
Card Cancellation (by Cardholder)	$1.00 - $10.00
Research Requests	Up to $25/Hr
Dormancy Fee	$3.00 - $7.50
Retail Load	$4.95 / Various
ACH Credit/Debit(1)	$1.00 - $1.25
Transfer from Card	$1.00 & up
Transfer to Card	$1.00

(1)	ACH, or automated clearing house, is the electronic transfer of funds.

          The above table is representative of a typical fee arrangement of our company. There is no standard arrangement and such fees will vary from the type of program and arrangements we have with our processors.

Allocation of Risks

          We believe that the majority of risks associated with our services are primarily borne by the banks and the processors. For some of our programs and arrangements, the risks are limited to the associated bank. For other programs and arrangements, we may be exposed to the risks associated with the card products such as fraud. In each program and arrangement, controls are placed at each level of the transaction to minimize the risk to each individual party. Each program and arrangement has a different method of managing risk to each individual party.

          We have experienced no fraud to date, however this condition is likely to change if our products become more widely used. We intend to continue to take steps to minimize our risk of losses due to fraud. Transactions using our debit cards involve a cash-on-cash transaction. Most transactions involving a debit card require possession of the card and the entering of the correct PIN. Most fraud in this area occurs in situations where the PIN and card have been stolen or otherwise compromised and in some cases via processor error. In the event of a processor error, risk and loss is the responsibility of the processor. In the case of hologram cards, such as MasterCard branded debit cards, the risk of fraud is primarily the responsibility of our company. In the case of cards issued through a FundsTech branded partner program, the sales channel partner shares fraud risk with us. The largest component of risk generally arises from cards issued to cardholders who have the intent to defraud.

          If a bank fails to pay for a transaction or settlement amount or falls behind in their compliance with the regulations of the network or processor, MasterCard or the network association can shut down the bank and all cards issued by it, even if the cards have credit balances loaded onto them.

Material Relationships

          The process of getting our products into the hands of customers involves relationships with five parties including card association companies that sponsor our card products, the banks that issue and own the card, the processors responsible for accepting transaction information and keeping the card account up to date, distribution partners or customers responsible for the distribution of the cards to retail locations or other program locations and POPs which provide sales and load locations. The technical sophistication and procedural experience of our material relationships varies greatly. Some of these relationships are through third parties and or suppliers.

          We attempt to identify a demand for a particular type of card program based upon our understanding of the marketplace or direct requests from customers. If a program requires a MasterCard logo, we must work with the particular bank who makes an application to MasterCard for approval of the program. This process generally takes six or more weeks once all procedures are completed. It then takes an additional thirty days for the cards to be manufactured and issued. We currently outsource all of our processing of the card transactions to Global Cash Card.

          We currently manage all of the key supplier relationships through our relationship with Global Cash Card and intend to attract distributors, POPs and other sales channels through a direct sales effort, initially by management of our company and eventually, as operations expand, by sales personnel that may be hired in the future.

          In order to develop our operations and reduce our dependency upon Global Cash Card, we are focusing our efforts on adding distributors and processors. We are also seeking to purchase portfolios of cards from third party independent sales organizations (ISOs) and to acquire a processor.

Card Associations: MasterCard

          Card associations sponsor certain types of card programs. All of the cards we market that have a hologram logo on the front require approval from the card association holding the trade mark for the hologram logo. We obtain access to the network of financial institutions and linked ATM's and POS systems through an arrangement among banks, transaction processors and MasterCard though Global Cash Card. The relationship between MasterCard and Global Cash Card provides us with access to networks such as STARTM , CirrusTM and others. Our third party provider, through licenses and other arrangements, provides access to these networks making it unnecessary for us to negotiate access to each of the individual networks separately. As our customer base grows, we intend to analyze the cost savings of direct network access. However, the large processors that provide processing services have a large cost structure based on high volume and we expect that it will be some time before we will contemplate direct network access.

Banks

          Banks have a direct relationship to the card associations, and are responsible for sponsoring our supplier, Global Cash Card as a Third Party Processor and independent sales organizations (ISOs). We in turn have an agreement with Global Cash Card to act as an ISO to them. Without a Third Party Processor or ISO with a card association, we would not be able to offer our products for sale to customers. Once an approval from a card association is obtained, we work with a bank to create the product or program. The agreement between the bank and the card association will determine customer service requirements and will set out the card account requirements including maximum load amounts, usage, withdrawals, etc. The bank has set transaction fees which are charged to the card holder. We are initially charged these fees, and pass them to the customer each time a transaction occurs. The bank also charges the processor a transaction fee for certain transactions which are collected at the time of the transaction by the processor and distributed to the bank. The bank also charges us a monthly fee to keep the card account active. This fee is collected by the processor who distributes those funds to the bank and to us. We currently have a relationship with one bank through Global Cash Card, called First Regional Bank. We are in the process of obtaining a Merchant Service Provider (MSP) and Third Party Processor license approval with MasterCard through Global Cash Card. A MSP is a term used by MasterCard to refer to organizations that provide certain card services for their member banks. We are in the process of applying to become a MSP for Regional Bank through their relationship with World Processing Ltd. for the purpose of issuing debit MasterCards.

Processors

          Processors collect money and handle financial transactions among the banks, distributors and customers. Banks require that an approved processor have a relationship with the Third Party Policy or ISO so that all of the customer transactions are tracked and debits/credits to the customer card accounts are properly adjusted. The terms of these contracts articulate how we work with the processor to address fraudulent use of the cards, how any potential shortfall is addressed for a legitimate customer load and the availability of customer service information. The processor has necessary regulatory and banking approvals to conduct transactions from point of sale terminals and banks to apply credits and debits to the customer cards. We have a relationship with Global Cash Card, as the sole processor of our company's transactions, to facilitate customer reconciliations. We pay a fee to the processor for the initial set up of the card program and the processor charges a fee to the customer for certain transactions performed by the customer. These fees are collected by the processor and distributed to the appropriate party. Fraud risk is minimized in lower floor limits (the ability of a store to process a transaction without a "real time" verification of the card balance), and the fact that these cards are intended to be used within certain national jurisdictions. Fraudulent use of cards is governed by the checks and velocity use parameters that are in place. The processor has a schedule of fees for services provided to the card holder. We are charged these fees, and pass them onto the customer each time a transaction occurs.

Distribution Partners

          Distributors determine the type of card program they want to sell to end users or sub distributors. The relationship to the entities responsible for selling the card products to the retail store or other channel can be typified by a standard wholesale sales model. We sell the cards to the distributor at a wholesale price; the distributor then adds their margin and sells the card to the retail store. The retail store typically adds a margin and sells the card to the customer. Each entity in this chain is free to establish their own margins; we simply offer suggestions regarding market trends. We seek to utilize a variety of distribution partners to distribute our products. Our current strategy is to use pre-paid phone card distributors and agents that wish to add additional products to their line. We intend to sell products to distributors at wholesale prices who will then sell the products to the retail store with the distributor's margin added.

Outsource/Design/Packaging Services

          We plan to design the majority of our products internally by retaining the services of consultants with the help of outside vendors experienced in the industry. These persons would also provide production and packaging services for us. By using both internal and external sources for this activity, we use this redundancy to reduce dependence on individual sources for our product's design and manufacture.

Industry Overview

          The acceptance of credit and debit cards by customers in the United States and certain other markets has steadily increased over the past ten years. In order to remain competitive, small and larger businesses have embraced credit and debit cards as a necessity to their future success. According to CARDWEB.com, trade publications and the United States payment Card Information Network, "there are perhaps as many as 60 million un-banked customers in the United States. Analysts estimate this group of un-banked customers spends over $15 billion annually in check cashing and other financial services." These individuals may be unable to avail themselves of traditional credit and banking channels or to obtain a debit or credit card for a number of reasons such as, recent immigration to the United States, bad credit history, lack of credit history due to divorce or age (i.e. students) or recent emergence from bankruptcy etc. Prepaid debit and cash cards are attractive alternatives to these individuals.

          The difference between a sub-prime customer using debit cards and a prime customer using debit cards is that the prime customers debit card is linked to the individual's bank account at a bank where the customer has a checking or savings account. The sub-prime customers card is linked to a pool account established as a depository for all funds linked to the Bank Identification Number supplied by the bank. Each customer's card is a sub account in the larger pooled account.

          Regularly, a sub prime customer is not able to open a bank account for a variety of reasons such as a low FICO score or a history of bouncing checks. A FICO score is a credit score developed by Fair Isaac & Co., which is a method of determining the likelihood that credit users will pay their bills. By obtaining a FundsTech debit card, the sub-prime customer is able to utilize FundsTech's pooled account as a depository with the issuing bank of the FundsTech card. This card account becomes the sub-prime customers account where their money is stored, as opposed to a prime customer who simply opens an account at that bank in their own name.

          Both prime customer and sub-prime customer accounts are a cash-on-cash transaction, meaning both customers must have money in their respective accounts to use the debit card.

          The FundsTech debit card products are designed for sub-prime customers and work in ways similar to other debit cards with several differences. FundsTech debit cards can have cash loaded on the card at retail locations, have a flexible features list (particularly through FundsTech sponsored partner card programs) and they can be marketed and used by employers and other channels in innovative ways.

Services offered to small business and sub-prime credit customers.

          Small businesses and sub-prime credit customers have traditionally been under-served or ignored by traditional financial institutions. When services have been available to this market segment, they tended to be at a price premium or offered in ways that represented barriers to certain groups. From an industry perspective, this was a product of higher perceived risk potential for liability for fraud, charge-backs and other losses. Debit cards substantially reduce that risk and allow for more competitive terms to be offered to small businesses and sub-prime credit customers alike.

Technology

          The technology used in our operations has been developed and provided by Global Cash Card. Such technology is cost effective, even at low volumes of transactions due to its relatively low cost of development and ease of implementation. It is intended that this platform will allow us to offer debit card programs at a competitive price yet still generate a positive gross margin on most transactions. This technology has been certified by STAR™ and currently processes transactions from 50,000 cardholders.

Competition

          The markets for the financial products and services offered by us are very competitive. We compete with a variety of companies in various segments of the financial service industry and our competitors vary in size, scope and breadth of products and services they offer. Certain segments of the financial services industry tend to be highly fragmented, with numerous companies competing for market share. Highly fragmented segments currently include financial account processing, customer relationship management solutions, electronic funds transfer and card solutions. We face a number of competitors in the debit card and payment market. We also face competition from in-house technology departments of existing and potential clients who may develop their own product offerings.

          Although there are numerous competitors in the market offering similar products and services, we believe we can compete with other providers of financial and stored value cards services on the basis of the following factors:

1.	quality of service;

2.	reliability of service;

3.	ability to evaluate, undertake and manage risk;

4.	speed in approving merchant applications; and

5.	flexibility of product features and price.

          We believe our focus on employers and sub-prime credit clients gives us a competitive advantage over larger competitors that have a broader market perspective.

Growth Strategy

          We plan on increasing our revenues by increasing our product offerings and our marketing efforts for each product. We plan to diversify and offer new and innovative products and services targeted at the sub-prime market in the United States. In the future, our company also hopes to expand into foreign markets, particularly Africa, Europe, India and China. Our success will be largely dependent upon the marketing of our products to a variety of markets, the offering of additional products and/or services and increased relationships with card association companies, banks and distributors.

Employees

          Our company is currently operated by Michael Dodak as our Chief Executive Officer, Don Headlund as our President, Chief Financial Officer and Treasurer, Paul Cox as our Vice President and Secretary and David Fann as our Vice President. We intend to periodically hire independent contractors to execute our marketing, sales, and business development functions. Our company may hire employees when circumstances warrant. At present, however, our company does not anticipate hiring employees in the near future.

Intellectual Property

          Other than our web site, we do not own any intellectual property. An increasing number of patents are being issued to third parties regarding money and debit card processes. Future patents may limit our ability to use processes covered by such patents or expose us to claims of patent infringement or otherwise require us to seek to obtain related licenses. Such licenses may not be available to us on acceptable terms. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.

Governmental Regulations

          We may need to obtain a Federal Money Services Business License, or other licenses that some states require. Additionally, due to the nature of the business we conduct, many states require us to obtain some type of money services business license to sell or service the card products in that particular state. There is currently no clearly defined policy at a federal or state level defining which segment of the business would require that type of licensing and which states will participate in requiring such a license. Due to the changing regulatory situation, it is possible that a state we may be doing business in that does not currently require a license, may change its opinion, laws, rules, regulations or interpretation thereof and later require that we obtain a license. We have no ability to predict if that will happen, or what the period of time to obtain a license may be if it should occur. However, we have taken a proactive approach to this by regularly consulting with Global Cash Card, our sole processor supplier regarding changing regulation and operational guidelines. We anticipate this will provide adequate time to obtain any license that may be required. To date, we have not obtained any state licenses.

PLAN OF OPERATION

          The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled "Risk Factors" beginning on page 6 of this registration statement.

          Our audited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Liquidity and Capital Resources

          Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to expand our current operations. There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our products and maintaining a break even or profitable level of operations. We have incurred operating losses since inception, and this is likely to continue into the year ended November 30, 2007. Management projects that we may require an additional $500,000 to $1,150,000 to fund our operating expenditures for the next twelve month period. Projected capital requirements for the next twelve month period, are broken down as follows:

Estimated Working Capital Expenditures During the Next Twelve Month Period

Operating expenditures

Marketing	$ 100,000 - $ 150,000
General and Administrative	$ 100,000 - $ 200,000
Legal and Accounting	$ 150,000 - $ 200,000
Working Capital	$ 50,000 - $ 450,000
Customer Relations	$ 90,000 - $ 130,000
Website Development Costs	$ 10,000 - $ 20,000

Total	$ 500,000 - $ 1,150,000

          Our cash on hand as at August 31, 2006 was $175,860. As at August 31, 2006, we had working capital of $185,022. We require funds to enable us to address our minimum current and ongoing expenses, continue with marketing and promotion activity connected with the development and marketing of our products and increase market share. We anticipate that our cash on hand and the revenue that we anticipate generating going forward from our operations may not be sufficient to satisfy all of our cash requirements for the next twelve month period. If we require any additional monies during this time, we plan to raise any such additional capital primarily through the private placement of our equity securities.

          Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements for the period ended August 31, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

          The financial requirements of our company for the next twelve months are primarily dependent upon the financial support through credit facilities of our directors and additional private placements of our equity securities to our directors and shareholders or new shareholders. The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Even though our company has determined that we may not have sufficient working capital for the next twelve month period, our company has not yet pursued such financing options. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. We do not currently have any plans to merge with another company, and we have not entered into any agreements or understandings for any such merger.

Operating Activities

          Operating activities used cash of $21,140 for the period from January 24, 2006, the date of inception, to August 31, 2006. The cash used during the period was largely the result of the net loss from operations.

Financing Activities

          During the period from inception (January 24, 2006) to August 31, 2006 , we issued 942,802 shares of common stock through private placements, which raised approximately $197,000.

          On January 24, 2006, we issued 1,000 common shares to Paul Cox for services rendered in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. On January 27, 2006, our company completed a forward stock split whereby each common share in the capital of our company prior to the forward stock split was equal to 634 common shares in the capital of our company following the forward stock split. Following the stock split, Mr. Cox held 634,000 common shares in the capital of our company. We valued the shares at approximately $7,223, or $0.01 per share post split.

          On January 24, 2006, we issued an aggregate of 2,000 common shares to three subscribers for services rendered. On January 27, 2006, our company completed a forward stock split whereby each common share in the capital of our company prior to the forward stock split was equal to 634 common shares in the capital of our company following the forward stock split. We issued the shares to the three subscribers as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933. We valued the shares at approximately $14,445, or $0.01 per share post split.

          On March 8, 2006, we issued an aggregate of 363,636 common shares to three subscribers at an offering price of $0.03 per share for gross offering proceeds of $12,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933.

          On March 31, 2006, we issued 634,000 common shares to Donald Headlund in consideration for consulting services rendered by Mr. Headlund during the period from January 24, 2006 to March 31, 2006. We valued the services at approximately $7,223, or $0.01 per share for services rendered. We issued the shares to Mr. Headlund as an accredited investor (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

          On May 31, 2006, we issued an aggregate of 466,666 common shares to two subscribers at an offering price of $0.30 per share for gross offering proceeds of $140,000. We issued the shares to the two subscribers as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

          On August 21, 2006, we issued an aggregate of 85,000 common shares to twelve subscribers at an offering price of $0.40 per share for gross offering proceeds of $34,000. We issued the shares to the twelve subscribers as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

          On August 21, 2006, we issued an aggregate of 27,500 common shares to twelve subscribers at an offering price of $0.40 per share for gross offering proceeds of $11,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933.

          On October 24, 2006, we issued an aggregate of 150,000 units of our common stock to one subscriber at an offering price of $1.00 per unit for gross offering proceeds of $150,000. We issued the units to the subscriber as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933. The units were comprised of one share of the common stock of our company and one share purchase warrant. Each share purchase warrant may be exercised at any time within 24 months of the sale of the units at an exercise price of $1.25 per share. If the subscriber chooses to exercise all of their warrants, we may receive up to $93,750 in additional proceeds.

Results of Operations

          Our company's loss before taxes and minority interest for the period from January 24, 2006, the date of inception, to August 31, 2006 was $40,868.

Revenues and Cost of Revenues

          Total revenues for the period from January 24, 2006, the date of inception, to August 31, 2006 was $25,000. Cost of revenues for the period from January 24, 2006, the date of inception, to August 31, 2006, was $2,000

Operating Expenses

          Operating expenses for the period from January 24, 2006, the date of inception, to August 31, 2006 was $63,868.

Marketing

          Our proposed marketing activities for the next twelve month period include:

  Development of a Website; We have contracted Global Cash Card to develop and maintain a website for our Company. The website will be used to provide information and promote interest in our products and services to both potential and existing customers and will serve to build and increase brand recognition. In the future, we may use the website to allow customers to view transactions and account information on-line. We anticipate that the creation and maintenance of the website will cost between $50,000 and $75,000.

  Direct Marketing Campaign; We plan on implementing a direct marketing campaign, which will serve to; promote interest in our products and services, build and increase brand recognition and generate traffic to our website – all in the interest in expanding our subscriber base and generating revenues. In addition to targeting potential customers, the direct marketing campaign will also target cash and credit card associations, financial institutions, processors and potential distribution partners, with the purpose of generating business relationships with these companies. We anticipate that the implementation of a direct mail campaign will cost between $20,000 and $30,000.

  Advertisement in Trade Publications; We plan on purchasing advertising space in product and trade magazines. The advertisements will serve to promote interest in our products and services, build and increase brand recognition and generate traffic to our website. Through these advertisements, we would intend to expand our subscriber base and generate revenues. In addition to targeting potential customers, the direct marketing campaign will also target cash and credit card associations, financial institutions, processors and potential distribution partners. We anticipate that advertising in Trade Magazines will cost between $30,000 to $45,000.

          We expect to incur between $100,000 and $150,000 in marketing costs during the next twelve month period.

General and Administration

          General and administration costs include personnel costs, office, and miscellaneous expenses. These costs are estimated to be between $8,333 per month to $16,333 per month based on previous costs and probable expansion of our business over the next twelve month period.

Legal and Accounting

          We also incur expenses unrelated to the sales operations including legal and accounting expenses relating to the preparation of this registration statement and prospectus. We expect to incur a total of $37,500 in legal and accounting expenses related to the preparation and filing of this registration statement and prospectus. After the effectiveness of this registration statement, we expect our ongoing legal and accounting expenses to be reduced, averaging approximately between $12,500 and $16,333 per month.

Website Development

          During this current growth stage of our company, we have outsourced the content and operation of our web site to Global Cash Card. Our website is currently being created and when completed, is intended to be services based for the benefit of our customers. For example, customers will be able to view their card balances and their monthly transactions via our website. Although we anticipate that our website may not generate significant new accounts, we will utilize the forum as a marketing and customer service tool for employers and their employees who use our products. In the future, we may use our website to offer load functions and allow customers to view transactions and account information on-line. We expect to incur between approximately $10,000 to $20,000 on website development during the next twelve months.

Customer Relations

          We out-source customer service for all members. Our content providers provide all back up and product related customer service, interfacing with our support team. We attempt to keep detailed records of every sales contact, including source of inquiry, client needs, employment and income if available.

          Handling of all customer service is currently provided by the outsource customer service provider through our third party supplier. In this way our customer service functions are scaleable, bilingual and can be managed to handle one or multiple programs. We expect to incur between approximately $90,000 and $130,000 on customer relations in the next twelve month period.

Purchase or Sale of Equipment

          We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

Off-Balance Sheet Arrangements

          Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

Agreements with Global Cash Card

          On April 14, 2006, we entered into a consulting agreement with Global Cash Card and an affiliate of Global Cash Card under which we provide management consulting services in regards to operations, finance and business strategy.

          On May 3, 2006, we entered into an agreement with Global Cash Card where we can utilize their processing platform to issue prepaid debit cards as an independent sales organization (ISO). Further, the agreement grants our company with the right to sell licenses for the use of their software. The software acquires, authorizes and records debit card transactions of our customers, and the end-users of our customers. We will utilize their processes and procedures to market either their prepaid debit card or our own prepaid debit card. Through this arrangement we also gain access to MoneyGram loading sites and other services.

Agreement with National Health Partners

          On June 7, 2006, we entered into a two year agreement with National Health Partners to provide Prepaid ATM and or MasterCard Cards to customers of National Health Partners CAREExpress programs. CAREExpress is a discount membership network for healthcare services. Cardholders will be able to load the cards in a variety of ways, including direct deposit by their employer or going to any one of thousands of loading stations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

          Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern

          The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

          In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in our financial statements.

Revenue Recognition

          Our company recognizes revenue when delivery has occurred or services have been rendered and collect-ability is reasonably assured.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Other than as listed below, since inception on January 24, 2006, we have not been a party to any transaction, proposed transaction, or series of transactions involving amounts in excess of $60,000, in which, to our knowledge, any of our directors, officers, any nominee for election as a director, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

          The promoters of our company are our Director and Chief Executive Officer, Michael Dodak, our

President, Chief Financial Officer and Treasurer Don Headlund, our Secretary, director and Vice President, Paul Cox, and our director and Vice President, David Fann.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company's common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of the subject company's common stock then outstanding which, in our case, will equal approximately 34,788 shares as of the date of this prospectus; or

(2) the average weekly trading volume of the subject company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

          Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

          Under Rule 144(k), a person who is not one of the subject company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

          As of the date of this prospectus, persons who are our affiliates hold 2,536,000 shares of our common stock that may be sold pursuant to Rule 144 after one year from the date such affiliates acquired their respective stock. Rule 144 applies to the 2,536,000 shares of our common stock except that subparagraph (k) of Rule 144 states that all shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

          We are registering 1,167,802 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. There are currently 34 holders of record of our common stock. For the purposes of determining the number of holders of our common stock, we have included the shares held by FDW Consulting Inc. as being held by David Fann. Mr. Fann currently holds 190,200 directly and 443,800 common shares indirectly through FDW Consulting. Mr. Fann holds all of the common shares of FDW Consulting.

          We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

          Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-

dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

Summary Compensation

          No executive officer of our company or our subsidiary received an annual salary and bonus that exceeded $100,000 from the inception date of our company to our fiscal year ended August 31, 2006. The following table shows the compensation received by our executive officers for the period indicated:

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compe n- sation
Don Headlund President, Chief Financial Officer and Treasurer(1)	2006	$9,223	$Nil	$Nil	Nil	Nil	Nil	Nil
Paul Cox Secretary and Vice President(2)	2006	$9,223	$Nil	$Nil	Nil	Nil	Nil	Nil
Michael Dodak Chief Executive Officer(3)	2006	$9,222	$Nil	$Nil	Nil	Nil	Nil	Nil
David Fann, Vice President(4)	2006	$9,222	$Nil	$Nil	Nil	Nil	Nil	Nil

(1) Don Headlund was appointed as our President, Chief Executive Officer, Chief Financial Officer and director as of March 31, 2006. He resigned as Chief Executive Officer on October 23, 2006. He became our Treasurer as of August 8th, 2006. $7,223 of this amount represents the value of 634,000 shares that were issued for payment for consulting services.

(2) Paul Cox was appointed as a director on January 24, 2006 and as our President, Secretary and Treasurer on January 25, 2006. He was appointed as Vice President on October 23, 2006. He resigned as President on March 31, 2006. He resigned as Treasurer as of August 8th, 2006. $7,223 of this amount represents the value of 634,000 shares that were issued for payment for consulting services.

(3) Michael Dodak was appointed as a director on January 24, 2006, resigned as a director as of March 31, 2006 and was reappointed as a director on October 23, 2006. He was appointed as our CEO on October 23, 2006. The $7,222 represents the value of 634,000 shares that were issued for payment for consulting services.

(4) David Fann was appointed as a director on January 24, 2006, resigned as a director as of March 31, 2006 and was reappointed as a director on October 23, 2006. He was appointed as one of our Vice Presidents on October 23, 2006. The $7,222 represents the value of 634,000 shares that were issued for payment for consulting services. 443,100 of these shares, at a value of $5,047 were issued to FWD Consulting Inc., a corporation that is owned and controlled by David Fann.

Stock Options and Stock Appreciation Rights

          From January 24, 2006, the date of our inception, to August 31, 2006, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation of Directors

          We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director's fees or other cash compensation for services rendered as a director for the period from January 24, 2006, the date of inception, to August 31, 2006.

          We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

          We have not entered into any employment agreement or consulting agreements with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Pension, Retirement or Similar Benefit Plans

          There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

          We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. Upon the effective date of this registration statement-prospectus, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. At such time, our filings with the Securities and Exchange Commission will be available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

          The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. Upon the effective date of this registration statement-prospectus, we will become an electronic filer. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

          Upon the effective date of this registration statement-prospectus, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. At such time, our Securities and Exchange Commission filings will be available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

          You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

          No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

          Our financial statements are stated in United States dollars and are prepared in conformity with generally accepted accounting principles of the United States.

          The following financial statements pertaining to our company are filed as part of this registration statement:

          Audited financial statements for the period from January 24, 2006, the date of inception, to August 31, 2006:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
FundsTech Corp
(A Development Stage Company)
Calabasas, California

We have audited the accompanying balance sheet of FundsTech Corp (A Development Stage Company) as of August 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period from January 24, 2006 (inception) through August 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over the financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FundsTech Corp as of August 31, 2006, and the results of its operations and cash flows for the period from January 24, 2006 (inception) through August 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and current liabilities exceed current assets, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L.L. Bradford & Company, LLC
October 13, 2006 (except for Note 4 as to which the date is October 24, 2006)
Las Vegas, Nevada

FUNDSTECH CORP.

BALANCE SHEET

August 31, 2006

ASSETS

Current Assets
Cash	$175,860
Accounts Receivable, net	10,000
Total current assets	185,860

Total assets	$185,860

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Accrued payables	$838
Total current liabilities	838

Stockholders’ equity
Common stock $0.001 par value: 6,500,000 shares
Authorized; 3,478,802 shares issued and outstanding	3,479
Additional paid-in capital	222,411
Accumulated deficit	(40,868)
Total stockholder’s equity	185,022

Total liabilities and stockholders’ equity	$185,860

The accompanying notes are an integral part of these financial statements.

FUNDSTECH CORP.

STATEMENT OF OPERATIONS

For Period from January 24, 2006 (inception) to August 31, 2006

Revenues	$25,000
Cost of services sold	2,000
Gross Profit	23,000

Operating Expenses:
General and administrative	$63,868
Total operating expense	63,868

Income (loss) before provision for income tax	(40,868)

Net loss	($40,868)

Basic and diluted loss per share	($ .01)

Fully diluted loss per weighted average
common shares outstanding	($ .01)

Basic and fully diluted weighted average common shares
Outstanding	2,838,348

The accompanying notes are an integral part of these financial statements.

FUNDSTECH CORP.

STATEMENT OF CASH FLOWS

For Period from January 24, 2006 (inception) to August 31, 2006

Cash flows from operating activities:
Net loss for the period	$(40,868)
Adjustments to reconcile net income to net cash provided
by operating activities:
Change in accrued liabilities:	838
Change in accounts receivable	(10,000)

Net cash provided by operating activities	(50,030)

Cash flow from financing activities:
Proceeds from issuance of common stock	225,890

Net cash provided by financing activities	225,890

Increase (decrease) in cash	175,860

Cash, beginning of period	0

Cash, end of period	$175,860

The accompanying notes are an integral part of these financial statements.

FUNDSTECH CORP.

STATEMENT OF STOCKHOLDERS’ EQUITY

For Period from January 24, 2006 (inception) to August 31, 2006

			APIC				Total
	Common		Common		Accumulated		Stockholders’
	Shares		Stock		deficit		Equity
Balance January 24, 2006
(date of inception)	-	$		$		$

Issuance of common stock for
Services	2,536,000		28,890		-		28,890

Issuance of common stock for
cash:
At $0.033 per share	363,636		12,000				12,000
At $0.300 per share	466,666		140,000				140,000
At $0.400 per share	112,500		45,000				45,000
Net earnings					(40,868)

Balance August 31, 2006	3,478,802		$225,890		($40,868)		$185,022

The accompanying notes are an integral part of these financial statements.

FUNDSTECH CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - FORMATION, BACKGROUND AND OPERATIONS OF THE COMPANY

Funds Tech Corp. (the "Company"), which is considered to be a development stage enterprise as defined in Financial Accounting Standards Board Statement No. 7., was incorporated under the laws of the state of Delaware on January 24, 2006. The Company’s year end is August 31st.

We are headquartered in Calabasas, California. Our primary products are The FundsTech ATM and Debit Cards and the FundsTech Stored Value MasterCard cards which are re-loadable financial products primarily for the sub-prime credit market. We have begun providing these cards through distributors to consumers in the sub-prime credit market sector since the Company’s fourth quarter of 2006. The sub-prime market is generally made up of consumers that do not have checking accounts and/or the ability to obtain debit or credit cards. We are also in the process of providing these products to third party companies for co-branding with their company name and logo, and have been marketing these products under a three year Marketing Agreement with Global Cash Card.

Revenue Recognition and Deferred Revenue

We currently generate the following types of revenues:

Consulting fees, which arise from providing advisory services under a one year Consulting Agreement with Global Cash Card.

We will generate the following types of revenue as new business is developed:

  Initiation fees, which arise from sales of our stored value and debit cards.

  Transaction fees, which arise from the use and loading of cash for ATM, debit or stored value cards.

  Maintenance fees, which arise from charges for keeping the cards active.

  Financial float fees, which arise from cash obtained with the instant load of cash and convenience of stored value, ATM and debit cards before the funds are used.

In general, our revenue recognition policy for fees and services arising from our products is consistent with the criteria set forth in Staff Accounting Bulletin 104 - Revenue Recognition in Financial Statements ("SAB 104") for determining when revenue is realized or realizable and earned. In accordance with the requirements of SAB 104, we recognize revenue when, (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) our price to the buyer is fixed or determinable; and (4) collectibility of the receivables is reasonably assured. More specifically, initiation fee revenue for our stored value cards are recognized when shipped, transaction fee revenue is recognized when the transaction is recorded, maintenance and financial float fees revenue are recognized when the products are used. Consulting fees are recognized as work is performed and per contractual terms with the customer. Costs of revenue, including the cost of printing the prepaid cards, are recorded at the time revenue is recognized.

Accounts Receivable and Allowance for Doubtful Accounts

Our credit terms for stored value cards is net 10 days from the date of shipment. Accounts receivable are determined to be past due if payment is not made in accordance with the terms of our contracts and receivables are written off when they are determined to be uncollectible. We perform ongoing credit evaluations of all of our customers and generally do not require collateral.

We evaluate the allowance for doubtful accounts on a regular basis for adequacy. The level of the allowance account, and related bad debts are based upon our review of the collectibility of our receivables in light of historical experience, adverse situations that may affect our customers' ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

There are no inventories items as of this date.

Inventories, which are stated at the lower of cost or market as determined using the first in first out method, consist primarily of reloadable stored value ATM cards.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying d financial statements arise from our belief that we will secure an adequate amount of cash to continue as a going concern, that our allowance for doubtful accounts is adequate to cover potential losses in our receivable portfolio, that all long-lived assets are recoverable. In addition, the determination and valuation of derivative financial instruments is a significant estimate. The markets for our products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realization of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Financial Instruments

We believe the book value of our cash and cash equivalents, receivables and accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature.

Property and Equipment

As of this date there is no property or equipment. When acquired property and equipment will be stated at cost. Major additions will be capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, will be expensed as incurred. Depreciation and amortization will be provided using the straight-line method over the assets' estimated useful lives, which will range from three to ten years.

Concentration of Credit Risk

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist primarily of accounts receivable, and cash and cash equivalents. At August 31, 2006 100% of our accounts receivable, $10,000, was from one customer. Revenues from this and one other customer accounted for approximately 100% of our revenues during the year ended August 31, 2006. (see Note 1)

Long-Lived Assets and Impairment

Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. During the year ended August 31, 2006, we had no Long Lived Assets.

Net Earnings or (Loss) Per Share

We compute net earnings or loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net earnings or loss per share is computed by dividing the net earnings or loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net earnings or loss per share is computed by dividing the net earnings or loss for the period by the number of common and common equivalent shares outstanding during the period (we currently have no common stock equivalent shares which arise from the issuance of options and warrants).

Stock - Based Compensation

We account for equity instruments issued to employees for services based on the intrinsic value of the equity instruments issued and account for equity instruments issued to those other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which is a revision of SFAS No. 123 “Accounting for Compensation” (“SFAS 123”. SFAS 123R supersedes APB Opinion No 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statements of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. SFAS 123R requires all share-based payments to employees to be recognized in the income statement based on their grant date fair values over the corresponding service period and also requires an estimation of forfeitures when calculating compensation expense. The company has adopted SFAS 123R following the modified prospective method. As of August 31, 2006 we have not granted nor do we have any outstanding employee stock options.

Income Taxes

We compute income taxes in accordance with Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Significant temporary differences arise from accounts payable and accrued liabilities that are not deductible for tax reporting until they are paid, and accounts receivable, less deferred revenues, that are not recognized as revenue for tax and reporting purposes until we receive payment.

For the period January 24, 2006 (inception) to August 31, 2006, the Company incurred net operating losses in an amount exceeding the net income. However, no benefit for income taxes has been recorded due to the uncertainty of the realization of this deferred tax asset. At August 31, 2006, the Company had approximately $40,868 of federal and state net operating losses allocated to continuing operations available. The net operating loss carry forward, if not utilized, will begin to expire in 2024. The components of the Company’s deferred tax asset are as follows:

For financial reporting purposes based upon continuing operations, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets at August 31, 2006 will not be fully realizable.

Recent Pronouncements

SFAS 154 `ACCOUNTING CHANGES AND ERROR CORRECTIONS--A REPLACEMENT OF APB OPINION NO. 20 AND FASB STATEMENT NO. 3

In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement No. 154. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It will only affect our financial statements if we change any of our accounting principles. At this time, no such changes are contemplated or anticipated.

SFAS 153 - EXCHANGES OF NON-MONETARY ASSETS AN AMENDMENT OF APB OPINION NO. 29

In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing non-monetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to at their fair values. This exception was replaced with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after the June 15, 2005. The adoption of this statement did not have a material impact on our financial statements.

FIN 47 "ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS—AN INTERPRETATION OF FASB STATEMENT NO. 143"

FASB Interpretation No. 47, issued in March 2005, clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (our fiscal year ending August 31, 2006). Adoption of this Interpretation is not expected to have a material impact on our financial statements.

NOTE 2 - GOING CONCERN

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred minimal profits from operations since our inception, and at the present time, we anticipate that we will exhaust our current cash resources in the third quarter of fiscal 2007. In addition, we expect to have ongoing requirements for capital investment to implement our business plan. As such, our ability to continue as a going concern is contingent upon us being able to secure an adequate amount of debt or equity capital to enable us to meet our operating cash requirements and successfully implement our business plan. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate.

Since inception, our operations have primarily been funded through private equity financing, and we expect to continue to seek additional funding through private or public equity and debt financing. Finally, we expect that operating revenues from the sales of our products and other related revenues will increase.

However, there can be no assurance that our plans discussed above will materialize and/or that we will be successful in funding our estimated cash shortfalls through additional debt or equity capital and/or any cash generated by our operations. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 3 - PRIVATE PLACEMENTS OF COMMON STOCK

During the period ended August 31, 2006 we completed two private placements of our common stock as follows:

In May 2006, we completed a private placement of 830,302 of shares of our common stock (the "Shares") to certain accredited investors the (the "Purchasers") for $152,000. The transaction was consummated pursuant to a Securities Purchase Agreement by and among us and the Purchasers.

In August 2006, we completed a private placement of 112,500 of shares of our common stock (“he Shares”) to certain accredited investors the (the Purchasers”) for $45,000. The transaction was consummated pursuant to a Securities Purchase Agreement by and among us and the Purchasers.

In January 2006, we issued the following stock based compensation for management and organizational consulting services:

Michael Dodak	634,000 shares for $7,104 in consulting services
David Fann	190,900 shares for $1,960 in consulting services
FWD Consulting Inc.	443,100 shares for $4,612 in consulting services
Paul Cox	634,000 shares for $8,785 in consulting services

In March 2006, we issued the following stock based compensation for management organizational and accounting consulting services:

Don Headlund	634,000 shares for $6,340 in consulting services

NOTE 4 – SUBSEQUENT EVENTS

On September 2, 2006, we entered into a joint venture agreement with Information Services Group Inc. for the formation and operation of a jointly-owned joint venture corporation. In the joint venture agreement, we agreed to invest one hundred fifty thousand dollars $150,000, based upon certain conditions. To date we have invested $100,000 and the further $50,000 will not be paid until the conditions for that payment are met. That condition is the receipt by our company of an ongoing purchase order from a certain company, issued to the Joint Venture Corporation relating to our first planned project. We have entered into the agreement to create the joint venture corporation to obtain support from Information Services Group Inc. for our personnel, management and related needs as well as to obtain support with our client contracts, purchase orders and business development

On September 15, 2006 FundsTech Corp. and Information Services Group, Inc. formed Transaction Data Management Inc. (“TDM”) a new, 50% each, jointly owned corporation to fulfill the requirements of their September 2, 2006 joint venture agreement. In a related agreement, on October 17, 2006 FundsTech Corp. entered into an agreement to purchase Information Service Group, Inc.’s 50% interest in Transaction Data Management Inc. and certain intellectual property. Payment obligations under this agreement are in stock and cash and tied to certain performance criteria. Initial cash requirements are expected to be $350,000 with a further $650,000 and stock payments that are directly tied to certain performance criteria. Notwithstanding, the first project contracted for as part of the FundsTech / Information Services Group Joint Venture Agreement will continue to be managed and owned by TDM under the new agreement.

On October 24, 2006, we issued 150,000 units of our common stock to one subscriber at a price of $1.00 per unit, each unit consisting of one share and one half of a warrant for the purchase a share at $1.25 per share, equating to the issuance of 150,000 shares and 75,000 warrants at $1.25 per share.

DEALER PROSPECTUS DELIVERY OBLIGATION

          Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

          Our Bylaws provide that we must indemnify and hold harmless, to the greatest extent permitted under Delaware law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of our company or is or was serving at the request of our company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. Our company is required to indemnify a person in connection with a proceeding only if the proceeding is authorized by our board of directors. We must pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our Bylaws or otherwise. If a claim for indemnification or payment of expenses under our Bylaws is not paid in full within sixty days after a written claim has been received by our company, the claimant may file suit to recover the unpaid amount of such claim and, if successful, shall be entitled to be paid the expense of prosecuting such claim. In any such action, our company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law and these Bylaws.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

SEC registration fees		$157
Printing and engraving expenses	$	Nil	(1)
Accounting fees and expenses		$20,000	(1)
Legal fees and expenses		$25,000	(1)
Transfer agent and registrar fees		$2,000	(1)
Fees and expenses for qualification under state securities laws	$	Nil
Miscellaneous		$1,000	(1)
Total		$48,157

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

          On January 24, 2006, we issued 1,000 common shares to Paul Cox, for services rendered to the company that were valued at $7,000, in an offshore transaction, pursuant to Rule 903 of Regulation S of the Securities Act of 1933. On January 27, 2006, our company completed a forward stock split whereby each issued and outstanding common share in the capital of our company prior to the forward stock split was equal to 634 common shares in the capital of our company following the forward stock split.

          On January 24, 2006, we issued 1,000 common shares to each of Michael Dodak and David Fann at an offering price, for services rendered to the company that were valued at $14,444, in an offshore transaction. We issued the shares to Mr. Dodak and Mr. Fann as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933. Mr. Fann was issued 300 common shares directly and 700 common shares indirectly through FDW Consulting Inc. Mr. Fann holds all of the issued and outstanding common shares of FDW Consulting. On January 27, 2006, our company completed a forward stock split whereby each common share in the capital of our company prior to the forward stock split was equal to 634 common shares in the capital of our company following the forward stock split.

          On March 8, 2006, we issued an aggregate of 363,636 common shares to the following 3 subscribers at an offering price of $0.03 per share for gross offering proceeds of $12,000 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Name of Stockholder	Number of Common Shares Subscribed
Josh Moore	121,212
Norman Dube	121,212
Seth Myers	121,212

          On March 31, 2006, we issued 634,000 common shares to Don Headlund at an offering price of $0.001 per share in consideration for consulting services rendered to our company from January 24, 2006 to March 31, 2006 that were valued at $7,223. We issued the shares to Mr. Headlund as an accredited investor (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

          On May 31, 2006, we issued an aggregate of 466,666 common shares to the following two subscribers at an offering price of $0.30 per share for gross offering proceeds of $140,000. We issued the shares to the two subscribers as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

Name of Stockholder	Number of Common Shares Subscribed
Sidney M. Cole	333,333
Darla Airington	133,333

          On August 21, 2006, we issued an aggregate of 85,000 common shares to the following 12 subscribers at an offering price of $0.40 per share for gross offering proceeds of $34,000. We issued the shares to the 12 subscribers as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

Name of Stockholder	Number of Common Shares Subscribed
Jose U. Zamora II	18,750

Debora Leitner	2,500
Gary S. Dodak	25,000
Richard H. Fix	12,500
Mike Koppenhafer	12,500
Steven D. Papke	2,500
Jeff Wagner	6,250
William L. Cook	1,000
J. Daniel Hands	1,000
Bryan Hands	1,000
John Daniel Hands Jr.	1,000
Carly Conlon	1,000

          On August 21, 2006, we issued an aggregate of 27,500 common shares to the following 12 subscribers at an offering price of $0.40 per share for gross offering proceeds of $11,000 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Name of Stockholder	Number of Common Shares Subscribed
Marisa Lattmann	1,250
Ernst Schoenbaechler	1,250
Madeleine Meyer	2,500
Charlotte Meyer	2,500
Kevin Meyer	2,500
Konrad Meyer	2,500
Mulberry Development SA	2,500
Berkin Susiness SA	2,500
RAM Administration Group	2,500
Castor Group Ltd.	2,500
Columbia Marketing Group	2,500
Ursula Stabinger	2,500

          On October 24, 2006 we issued an aggregate of 150,000 units of our common stock to the following subscriber at an offering price of $1.00 per unit for gross offering proceeds of $150,000. We issued the units to the subscriber as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933. The units were comprised of one share of the common stock of our company and one half share purchase warrant. Each share purchase warrant may be exercised at any time within 24 months of the sale of the units at an exercise price of $1.25 per whole share. No partial shares will be issued. If the subscriber chooses to exercise all of his warrants, we may receive up to $93,750 in additional proceeds.

Name of Stockholder	Number of Units Subscribed
Harold E. Gear	150,000

Item 27 EXHIBITS

Exhibit	Description
Number

3.1*	Articles of Incorporation
3.2*	Certificate of Amendment dated June 14, 2006
3.3*	Certificate of Amendment dated October 2, 2006
3.4*	Bylaws

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

10.1*	Form of Subscription Agreement, dated January 24, 2006, used in the private placements between our company and each of Michael Dodak, David Fann and FDW Consulting Inc., a company that is wholly-owned by Mr. Fann
10.2*	Subscription Agreement dated January 24, 2006, between our company and Paul Cox
10.3*	Form of Subscription Agreement
10.4*	Subscription Agreement dated March 31, 2006, between our company and Don Headlund
10.5*	Form of Subscription Agreement
10.6*	Agreement dated April 14, 2006
10.7*	Marketing Agreement dated May 3, 2006, between our company and Global Cash Card
10.8*	Agreement dated June 7, 2006, between our company and National Health Partners
10.9*	Agreement dated September 2, 2006 between our company and Information Services Group Inc.
10.10*	Agreement dated October 17, 2006 between our company, Information Services Group Inc., Kevin McKool and Ken Blow
10.11*	Form of Subscription Agreement dated October 24, 2006, between our company and Harold Gear

23.1*	Consent of L.L. Bradford & Co., LLC, Chartered Accountants
23.2(1)	Consent of Clark Wilson LLP

* Filed herewith
(1) Included in Exhibit 5.1

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

          In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, on November 7, 2006.

FUNDSTECH CORP.

/s/ Michael Dodak
By: Michael Dodak
Chief Executive Officer and Director
(Principal Executive Officer)
Dated: November 7, 2006

/s/ Don Headlund
By: Don Headlund
President, Chief Financial Officer, Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated: November 7, 2006

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Don Headlund as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Michael Dodak
By: Michael Dodak
Chief Executive Officer and Director
(Principal Executive Officer)
Dated: November 7, 2006

/s/ Don Headlund
By: Don Headlund
President, Chief Financial Officer,
Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated: November 7, 2006

/s/ Paul Cox
By: Paul Cox
Vice President, Secretary and Director
Dated: November 7, 2006

/s/ David Fann
By: David Fann
Vice President and Director
Dated: November 7, 2006

/s/ Victoria Vaksman
By: Victoria Vaksman
Director
Dated: November 7, 2006

Exhibit Index

Exhibit	Description
Number

3.1*	Articles of Incorporation
3.2*	Certificate of Amendment dated June 14, 2006
3.3*	Certificate of Amendment dated October 2, 2006
3.4*	Bylaws

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

10.1*	Form of Subscription Agreement, dated January 24, 2006, used in the private placements between our company and each of Michael Dodak, David Fann and FDW Consulting Inc., a company that is wholly-owned by Mr. Fann
10.2*	Subscription Agreement dated January 24, 2006, between our company and Paul Cox
10.3*	Form of Subscription Agreement
10.4*	Subscription Agreement dated March 31, 2006, between our company and Don Headlund
10.5*	Form of Subscription Agreement
10.6*	Agreement dated April 14, 2006
10.7*	Marketing Agreement dated May 3, 2006, between our company and Global Cash Card
10.8*	Agreement dated June 7, 2006, between our company and National Health Partners
10.9*	Agreement dated September 2, 2006 between our company and Information Services Group Inc.
10.10*	Agreement dated October 17, 2006 between our company, Information Services Group Inc., Kevin McKool and Ken Blow
10.11*	Form of Subscription Agreement dated October 24, 2006, between our company and Harold Gear

23.1*	Consent of L.L. Bradford & Co., LLC, Chartered Accountants
23.2(1)	Consent of Clark Wilson LLP

* Filed herewith
(1) Included in Exhibit 5.1